Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

WITHOUT PREJUDICE &
SUBJECT TO CONTRACT

DATED 26 June 2019

ACCENTURE (UK) LIMITED

- and -

RICHARD LUMB

RETIREMENT AGREEMENT

WITHOUT PREJUDICE &
SUBJECT TO CONTRACT

THIS AGREEMENT is dated the 26th day of June 2019

BETWEEN:

(1)	ACCENTURE (UK) LIMITED, of 30 Fenchurch Street, London, EC3M 3BD (“the “Company”) and

(2)	RICHARD LUMB, whose address is [REDACTED] (the “Employee”)
RECITALS

(A)
The Employee has been employed by the Company under the terms of a Managing Director Employment Agreement dated 10 May 2012 made between the Employee and the Company (the “Employment Agreement”), a copy of which is attached at the schedule to this Agreement (marked with the letter “A”).

(B)	The Company is entering into this Agreement for itself and as agent for and trustee of all the members of the Group and is duly authorised on their behalf.

(C)
The Employee has received independent legal advice from the Relevant Independent Advisor as defined in Clause 16 below who is a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996 as to the terms and effect of this Agreement and is aware that he has those potential claims against the Company which are listed and have been raised in Clause 13 below.

THE PARTIES AGREE AS FOLLOWS:

REMAINING PERIOD OF EMPLOYMENT

1.
The Employee’s employment with the Company shall terminate on 31 August 2019 (the “Retirement Date”). The Company will pay the Employee’s salary and benefits until the Retirement Date, in accordance with Clause 3 of this Agreement.

2.
Between the date of this Agreement and the Retirement Date, and subject always to the provisions of the Employment Agreement, the Employee will continue to carry out his normal duties, comply with the cooperation obligations set forth on the schedule to this Agreement (marked with the letter “B”), and generally undertake such steps, tasks and duties as may reasonably be requested of him from to time prior to the Retirement Date.

3.
The Company confirms that the Employee is entitled to receive up to and including the Retirement Date, his usual salary and benefits under his terms and conditions of employment, together with any pro-rata accrued vacation balance and any outstanding expense amounts to be reimbursed to the Employee under the Company’s normal expense policy. Any payments due at the Retirement Date in this respect shall be paid on the next practicable Company payroll date after the Retirement Date and will be subject to the deduction of income tax and employee’s National Insurance contributions. The Employee shall remain eligible to receive any earned annual bonus payment for fiscal year 2019 under and in accordance with the terms of the Accenture Global Annual Bonus Plan, which amount be shall be determined and payable at the same time that bonuses are determined and paid to the Accenture’s other executives in the ordinary course. Any such earned annual bonus will be paid in the ordinary course and will be subject to the deduction of income tax and employee’s National Insurance contributions. In calculating the bonus for fiscal year 2019, the Company shall not take into account the fact that the Employee is retiring.

4.
The Employee shall cease to participate in any insurances provided by the Company with effect from the Retirement Date, with the exception of any professional liability and directors' and officers' liability insurance policies that the Company has in place from time to time which shall be continued on the same basis as the Company provides cover under such policies to any former employee of a similar status/position to the Employee. The Employee shall remain responsible for any income tax and employee’s National Insurance contributions payable by reference to any such insurance benefits. The Company shall provide a copy of such policies to the Employee on request. The Company has provided a copy of the relevant provisions of such policies to the Employee.

COMPENSATION

5.
Subject to the Company receiving this Agreement, signed by the Employee, the Certificate referred to in Clause 16.3 signed by his Relevant Independent Advisor (as defined in Clause 16 below), and to the Employee complying with: (i) the terms of this Agreement in full including, without limitation, complying with his obligations under Clause 2 above and the Schedule to this Agreement (marked with the letter “B”) and entering into the Further Retirement Agreement on the Retirement Date; and (ii) his obligations under all restrictive covenants (including his non-competition and non-solicitation covenants) set forth in the Grant Agreements as referenced in Clauses 9 and 10 below and the Employment Agreement as referenced in Clauses 1.2 and 1.3 of the Schedule to this Agreement (marked with the letter “F”), the Company agrees to pay the Employee a payment of £378,000 (the “Lump sum Payment”)) (less deductions for income tax and employee’s National Insurance contributions). The Lump sum Payment shall be paid within 28 days of the later of: (i) the Employee’s P45 being issued; and (ii) the Retirement Date, such sum to be paid into the Employee’s normal bank account.

6.
The Company shall be entitled to deduct from the monies referred to in Clauses 3, 5 and/or 9 of the Agreement any sums due from the Employee to the Company and any Associated Company including, but not limited to, any outstanding loans and any sums due from the Employee in respect of excess holiday, his personal expense account, any amounts owed by the Employee in relation to any corporate card provided to the Employee through the Company and any and all other sums due or payable by the Employee to the Company.

7.	The Employee shall execute the Further Retirement Agreement on the Retirement Date or within three working days thereafter.

8.	The Company shall also pay to the Employee a sum in lieu of any accrued untaken holiday as at the Termination Date as well as all out of pocket expenses as at the Termination Date.
SHARE INCENTIVE PLAN AND EMPLOYEE SHARE PURCHASE PLAN

9.
In relation to benefits under the Accenture plc 2001 Share Incentive Plan, the Accenture plc 2010 Share Incentive Plan, as amended, and the Accenture plc 2010 Employee Share Purchase Plan, as amended (each a “Plan” and collectively the “Plans”), except as otherwise expressly provided in Clause 10 below, the Employee’s entitlements (if any) shall be determined exclusively in accordance with the governing documents of the relevant Plan from time to time in force, including any Grant Agreements or amendments thereto under each applicable Plan.

10.
Subject to and conditional upon the Employee complying with the terms of any Grant Agreements and this Agreement in full including, without limitation, complying with his obligations under all restrictive covenants (including his non-competition and non-solicitation covenants) set forth in the Grant Agreements and his obligations under Clause 2 above and the Schedule to this Agreement (marked with the letter “B”) and entering into the Further Retirement Agreement on the Retirement Date, Accenture agrees to:

10.1
waive the continued service requirements that apply to the restricted share units granted to the Employee on January 1, 2018, and January 1, 2019, respectively, under Accenture’s Key Executive Performance Share Program (the “Key Executive RSUs”), such that the Employee’s retirement shall not be deemed a termination of “Qualified Status” with regard to the Key Executive RSUs;

10.2
waive the continued service requirements that apply to the restricted share units granted to the Employee on January 5, 2018, and January 5, 2019, respectively, under Accenture’s Voluntary Equity Investment Program (the “VEIP RSUs”), such that the Employee’s retirement shall not be deemed a “termination of employment” with regard to the VEIP RSUs and the Company shall pay, on the next practicable payroll date after 5 January 2020, a cash payment in an amount equal to the value of any matching VEIP grant that the Employee would have otherwise received had he participated in the VEIP through the matching grant date based on the number of VEIP shares purchased with contributions from the Employee between 1 January 2019 and 30 June 2019 and the closing price of the shares as of 5 January 2020; and

10.3
provide, or cause one of its Affiliates to provide, the Employee with a cash payment of $750,000, less applicable taxes and withholdings, in February 2020 at such time as any award under Accenture’s fiscal 2020 Performance Equity Award Program in respect of Employee’s performance for Accenture’s 2019 fiscal year would normally have vested, in lieu of any such award.

For the avoidance of doubt, the release and settlement of the Key Executive RSUs and the VEIP RSUs shall not be accelerated by this Agreement and the Employee shall only receive any Accenture class A ordinary shares underlying the Key Executive RSUs that actually vest based on the attainment of the specified performance criteria applicable to such awards as set forth in the Employee’s Restricted Share Unit Agreements governing such Key Executive RSUs. Should the Employee violate any of the restrictive covenants set forth in the Grant Agreements governing the Key Executive RSUs or the VEIP RSUs, including, without limitation, the non-solicitation and non-competition covenants set forth therein, the Employee shall immediately forfeit the accelerated vesting provided hereunder and agrees to transfer any shares delivered in respect of the Key Executive RSUs and VEIP RSUs and any proceeds in respect of the Employee’s sale of such shares to Accenture in accordance with any demand received from Accenture for the transfer of such shares or proceeds.
BENEFITS TO THE EMPLOYEE

11.	The Company shall, without any admission of liability whatsoever, provide the following benefits to the Employee:
Laptop Computer and iPhone

11.1	A payment of £900 (less appropriate deductions for income tax) will be made to the Employee as a contribution towards the purchase of a laptop computer. Subject to compliance with the

Company’s applicable policies and procedures (including in relation to the removal of Confidential Information and licensed software and applications) the Employee may retain his iPhone handset following the Retirement Date and the Company shall make all reasonable arrangements to port his current mobile telephone number to him. For the avoidance of doubt, the Employee shall be responsible for meeting the cost of all telephone calls and data usage relating to the iPhone following the Retirement Date.
Legal Fees

11.2
The Company agrees, upon the receipt of an appropriate invoice to pay direct to the Relevant Independent Advisor (as defined in Clause 16 below) a contribution towards the legal costs incurred by the Employee solely in connection with this Agreement, subject to a maximum of £800 (exclusive of VAT but inclusive of any disbursements).

SETTLEMENT AND WAIVER OF CLAIMS

12.
The Employee acknowledges and agrees that there are no sums of money or benefits due to him from the Company, Legacy Accenture or any Associated Company (except as provided for in this Agreement). The Employee confirms that, except as provided for in this Agreement, he does not have and will not have following the Retirement Date any claim or entitlement under or in connection with any bonus, incentive, share option or similar scheme and that none of the Company, Legacy Accenture nor any Associated Company (nor any trustees of any scheme established by the Company, Legacy Accenture nor any Associated Company) is or shall be liable to make any payment or provide the Employee with shares under any such scheme.

13.	The Employee agrees to accept the sums and benefits to be given to him under Clauses 3, 5 and 10 of this Agreement in full and final settlement of:

13.1	his prospective entitlement to bring the Particular Complaints and/or Proceedings; and

13.2	his prospective entitlement to bring any other Statutory Employment Protection Claim; and

13.3	any and all claims appearing at Part C of the Schedule to this Agreement (marked with the letter “C”).
WARRANTIES

14.	As a strict condition of this Agreement, the Employee agrees, warrants and represents in the terms of the Schedule to this Agreement (marked with the letter “D”).

15.
The Company enters into this Agreement in reliance upon the warranties given by the Employee at Clause 14 above and in the terms of the Schedule to this Agreement (marked with the letter “D”). The Employee acknowledges that the Company has relied on the warranties set out therein in entering into this Agreement and that the Company and its Affiliates shall be released from any obligation to make any payment or provide any benefit to the Employee hereunder in the event that the information so warranted proves inaccurate. In the event that the Employee brings any claims or proceedings, (whether statutory or otherwise) in breach of the provisions of this Agreement (whether in an Employment Tribunal, the High Court, a County Court or otherwise) the Employee agrees that he will repay to the Company within 30 days of a written demand a sum equivalent to the net sum received pursuant to Clauses 5 and 10 above. This sum shall be recoverable as a debt, together with all costs, including reasonable legal costs, incurred by the Company in recovering the sum and/or in relation to any claims or proceedings so brought by the Employee. For the avoidance of doubt, the Employee shall not be precluded from enforcing (i) any pension rights or pension benefits which have accrued to the Employee up to the Retirement Date; (ii) the terms of this agreement; or (iii) his rights under the Plans as amended by this Agreement, nor will the provisions of this Clause 15 apply should he do so.

STATUTORY REQUIREMENTS

16.
The Employee confirms that he has received independent legal advice from an adviser who is both an Independent Advisor and a Relevant Independent Advisor (the “Relevant Independent Advisor”) (as defined in the Acts referred to in Clause 17 of this Agreement), as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue his rights before an Employment Tribunal.

16.1	The Relevant Independent Advisor who has advised the Employee is identified in the Schedule to this Agreement (marked with the letter “E”).

16.2
The Employee confirms that he has been advised by the Relevant Independent Advisor identified in the Schedule to this Agreement (marked with the letter “E”) that there is in force and was at the time the Employee received the advice referred to a contract of insurance or an indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice.

16.3
The Employee agrees that the payments referred to in Clause 5 and 10 are conditional on the Employee obtaining from the Relevant Independent Advisor on the Relevant Independent Advisor’s headed notepaper a Certificate in the terms set out in the Schedule to this Agreement (marked with the letter “E”), and delivering such Certificate to the Company with this Agreement.

17.
The Company and the Employee agree and acknowledge that the conditions regulating compromise contracts, compromise agreements and settlement agreements (as applicable) under section 147(3) of the Equality Act 2010, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 14 of the Employment Relations Act 1999, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 13 of the Schedule to the Occupational and Personal Pensions Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 are satisfied.

18.
The parties acknowledge that this Agreement is not an admission by the Company or the Employee of any wrongdoing or liability whatsoever, but results from the desire to resolve all actual and/or potential disputes between them.

CONTINUING OBLIGATIONS

19.
The Employee agrees that he will continue to be bound by and will comply with those continuing obligations set forth on the schedule to this Agreement (marked with the letter “F”). The Employee shall be paid the sum of £500 (subject to the deduction of tax and employee’s National Insurance contributions) in consideration for entering into the obligations listed in Clause 1 of the Schedule to this Agreement (marked with the letter “F”). This sum shall be paid to the Employee within 28 days of the Retirement Date.

20.	The Company agrees to comply with its obligations in relation to any reference request in the terms set out in the Schedule to this Agreement (marked with the letter “G”).
TAXATION OF COMPENSATION

21.
If any payments or benefits made pursuant to this Agreement are at any time assessed to income tax, PAYE and/or employee National Insurance contributions (“Taxation”), whether in addition to such deductions as the Company may make at the time payment is made or otherwise, the Employee agrees to be responsible for the payment of such Taxation and in the event that the HM Revenue & Customs seeks to recover the whole or part of the Taxation from the Company to indemnify the Company fully in respect thereof. The Employee agrees to pay the Company the amount of any Taxation within 14 days of the Company serving upon the Employee a notice signed by the Company’s external tax advisors confirming the amount to be paid in respect of this indemnity and that the Taxation falls due to be accounted for to a relevant taxing authority within 30 days of the date of the notice. For the avoidance of doubt, this indemnity shall not apply to any tax or National Insurance deducted by the Company from the gross sums referred to in this Agreement. The Company agrees to notify the Employee (at his address listed in this Agreement) as soon as reasonably practicable of any claim received by the Company from HM Revenue & Customs for payment of Taxation and to provide the Employee (at his address listed in this Agreement) with any copy correspondence and documentation reasonably requested by the Employee from HM Revenue & Customs relevant to the above matters.
GOVERNING LAW AND INTERPRETATION

22.	This Agreement shall be governed by and interpreted according to English law. Any dispute shall be subject to the exclusive jurisdiction of the English Courts.

23.
The Company is entering into this Agreement for itself and as agent for and trustee of all Associated Companies. The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The consent of any party who is not a party to this Agreement shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on such party.

24.
Each Clause of this Agreement is intended to be separate and severable and enforceable as such. If any provision or part of a provision of this Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

25.
The terms of this Agreement (and the Plans) constitute the entire agreement and undertaking between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understandings (whether implied or express, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

26.
No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by the parties. No waiver by the Company or any Affiliate of any term, provision or condition of this Agreement or of any breach by the Employee of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by the Company. No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any Affiliate shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any Affiliate prevent any further or other exercise thereof or the exercise of any other right or remedy.

27.	This Agreement although marked “Without Prejudice” and “Subject to Contract” will upon signature by all of the parties be treated as an open document evidencing an agreement binding on the parties.

28.
This Agreement may be executed by counterparts which together shall constitute one agreement.  Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

29.	In this Agreement expressions shall have the meaning given to them in the body of this Agreement or in the Schedule to this Agreement (marked with the letter “H”).

29.1	The headings are inserted for convenience only and shall not affect its construction.

29.2
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

29.3	Unless the context otherwise requires, a reference to one gender includes a reference to other genders.

29.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

29.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

Signed for and on behalf of	)
	)	/s/ Patrick Rowe
ACCENTURE (UK) LIMITED	)

Signed by the said	)
	)	/s/ Richard Lumb
RICHARD LUMB	)

SCHEDULE “A”
EMPLOYMENT AGREEMENT

[REDACTED; FORM PREVIOUSLY FILED]

SCHEDULE “B”
[REDACTED]

SCHEDULE “C”

[REDACTED]

SCHEDULE “D”
[REDACTED]

SCHEDULE “E”
[REDACTED]

SCHEDULE “F”
[REDACTED]

SCHEDULE “G”
[REDACTED]

SCHEDULE “H”
DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

•
“Affiliate” means in relation to any Legal Entity, any other Legal Entity which from time to time Controls, is Controlled by or is under common Control with that Legal Entity; an Affiliate of the Company includes Accenture plc (a Company incorporated in the Republic of Ireland) “Accenture” and any Affiliate of or successor entity of Accenture plc;

•	“Associated Company” means any Legal Entity (other than the Company) which is in the Group;

•	“Control” means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise howsoever, and “Controls” and “Controlled” shall be construed accordingly;

•
“Further Retirement Agreement” means a Further Retirement Agreement to be entered into by the Employee on the Retirement Date in accordance with the provisions of Clause 7 and in the form appearing in the Schedule to this Agreement (marked with the letter “K”);

•	“Group” means the Company a subsidiary or holding company for the time being of the Company or an Affiliate of any of the foregoing from time to time;

•	“Holding Company” or “Subsidiary” shall have the meanings ascribed to them by s1159 Companies Act 2006 (as amended);

•	“Legal Entity” means any body corporate or partnership or unincorporated association carrying on a trade or other activity with or without a view to profit;

•	“Legacy Accenture” means the worldwide business which was, as at 18 April 2001, conducted through the Accenture Partners Société Co-operative and the member firm inter firm organisation structure;

•	“Particular Complaints and/or Proceedings” means those claims for or in relation to any of the matters listed in Part A of the Schedule to this Agreement (marked with the letter “C”);

•	“Statutory Employment Protection Claim” means claims for or in relation to any of the matters listed in Part B of the Schedule to this Agreement (marked with the letter “C”); and

•	“Statutory Redundancy Payment” means the Employee’s entitlement (if any) to a statutory payment under s.135 Employment Rights Act 1996.

SCHEDULE “I”

[REDACTED]

SCHEDULE “J”
[REDACTED]

SCHEDULE “K”
[REDACTED]